TERADATA

PERSONAL AND CONFIDENTIAL

February 9, 2018

Mr. Martyn Etherington

Dear Martyn:

I am delighted to extend to you this offer of employment with Teradata Corporation (together with its affiliates, "Teradata" or "the Company") as Chief Marketing Officer, reporting to the Chief Operating Officer, Oliver Ratzesberger. In this position you work from your home office, however, also be required to work from our offices in San Diego, California regularly when not otherwise travelling.

In this position, you will be paid at an annualized rate of $375,000 annually; this equates to a weekly rate of $7,211.54 paid according to our standard pay schedule and subject to required and elected taxes and deductions.

In addition to your base salary, you will be eligible to participate in Teradata's Annual Incentive Plan (AIP). Teradata's AIP is a performance-based annual incentive program based on financial and strategic performance results achieved by Teradata, as well as your individual performance against your business objectives. As such, AIP awards are subject to discretionary adjustment based on performance as outlined in the guidelines. You have an AIP target incentive opportunity of 65% (sixty-five percent) of your eligible earnings. Your eligibility under the AIP will be the first of the calendar quarter following your start date, and your incentive will be pro-rated for your earning during the performance period. The AIP calculation and payment process is fully outlined in the AIP guidelines.

We are also recommending that, following your employment start date and after the expiration of the Company's current quarterly blackout period, you be granted an equity award (the "Equity Award") with a total value of $1,500,000 (one million five hundred thousand dollars) as described in Attachment A. The Equity Award is subject to the approval of the Company's Compensation and Human Resource Committee (the "Committee") and subject to the terms and conditions set forth in the Company's Stock Incentive Plan and the applicable award agreements approved by the Committee in connection with your Equity Award.

Your Equity Award will be issued under the terms of Teradata's Stock Incentive Plan, which is administered by Fidelity Investments. The specific terms and conditions relating to the award will be outlined in the applicable award agreement contained on Fidelity's website. Within two weeks after your Equity Effective Date, your grant will be loaded to Fidelity's system. You can access your grants at www.netbenefits.com. Please review the grant information, including the applicable grant agreements, carefully and indicate your acceptance by clicking on the appropriate button.

You must accept your award online in accordance with the procedures established by the Company and the Plan administrator. By accepting your award in accordance with these procedures, you acknowledge that a copy of the Teradata 2012 Stock Incentive Plan (the "Plan"), the Plan Summary and Prospectus, and the Company's most recent Annual Report and Proxy Statement (collectively, the "Prospectus Information") either have been received by you or are available for viewing on the Company's intranet site at HReXpress (located in the "Related Links" section of the Management Stock Options / Restricted Shares page), and you consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact the head of Human Resources to request a paper copy of the Prospectus Information at no charge. By accepting your award, you also represent that you are familiar with the terms and provisions of the Prospectus Information and that you accept the award on the terms, and subject to the conditions, set forth in the applicable grant agreement for your award and in the Plan. Failure to accept your award may result in its cancellation.

Because you will be required to be in San Diego, you will be eligible for certain Commuting benefits, which are summarized in the Commuting Summary provided as a separate document. Upon acceptance of this offer and Committee approval, should you require Commuting assistance, the process will be initiated through our relocation partner and a counselor will contact you to discuss your personal needs. You will be required to sign and return a Relocation/Commuting Repayment Agreement (the "Agreement") prior to any commuting-related expenses being reimbursed or remitted on your behalf. In advance of executing the Agreement and speaking with a counselor we ask that you please not incur any commuting expenses. All commuting expenses are recoverable by (due back to) Teradata should you voluntarily leave the Company within one (1) year of your start date with the Company. By signing this offer letter, you will indicate your agreement to Teradata's stipulations about commuting expenses as stated in the Agreement.

As an employee of the Company, you may be eligible to participate in our health and welfare programs based on certain eligibility requirements including location and position. In addition, you will be eligible for our standard holiday, sick leave and flexible time off programs. A summary of our current health and welfare benefits is provided with this offer.

Finally, we will recommend to the Committee your eligibility to participate in the Teradata Key Executive Severance Plan.

This offer of employment is contingent upon your agreement to certain ***Conditions of Employment*** as outlined in Attachment A, including but not limited to the restriction of disclosure of any trade secret or confidential/proprietary information during your employment at Teradata, satisfactory outcome of background and reference checks and proof of identify and legal authorization to work, as required and administered in your local region.

Martyn, we are excited to provide this offer and look forward to the contributions you will bring to the Teradata team; I hope you share this enthusiasm. This offer will remain effective until **5:00 PM PST on Wednesday, February 14, 2018,** and assumes a start date of March 5, 2018 or prior. The final offer letter and new hire documents are processed through our on-line portal; a copy of this offer letter and the new hire documents will be delivered through the portal for your review and electronic signature.

Sincerely,

Suzanne Zoumaras
Executive Vice President & Chief Human Resources Officer

ATTACHMENT A
ADDITIONAL INFORMATION AND CONDITIONS OF EMPLOYMENT
United States

Teradata requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria below, among other things as outlined in your offer of employment. You assume any and all risks associated with terminating any prior or current employment, or making any financial or personal commitments based upon Teradata's conditional offer.

As a condition of employment, you must read, understand and agree to terms and documents enclosed. By signing the Teradata Offer Letter you are verifying receipt of this document and your agreement and willingness to abide with the contents of the Teradata Terms and Conditions of Employment, Protection of Trade Secrets Agreement, and Consent to Collection of Personal Data. The Teradata Consent to Collection of Personal Data apprises you of Teradata personal data collection practices.

1. **Executive Equity Awards:**
Contingent upon your acceptance of this offer, we will recommend to the Compensation and Human Resource Committee of the Teradata Board of Directors (the "Committee") that you be granted an equity award with a total value of $1,500,000.00 to be delivered as approved by the Committee. The award will be a mix of Performance-Based Restricted Share Units (the "PBRSUs") and Restricted Share Units (the "RSUs") of 70% and 30% respectively, and will vest according to the same schedule the Committee sets forth for the 2017-2018 executive equity awards.

The awards shall be determined and are expected to vest as follows:

Performance-Based Restricted Share Units

The actual number of PBRSUs would be determined by taking the value of the award and dividing it by the average closing price of Teradata common stock for the twenty (20) trading days immediately preceding, but not including, the Equity Effective Date. The result would be rounded to the nearest whole unit.

It is expected that the PBRSUs would have a three-year performance period and would vest in full in February 2021, subject to your continued employment with Teradata on the vesting date and other terms and conditions set forth in the award agreement(s) for the PBRSUs. The PBRSUs will be subject to standard terms and conditions determined by the Committee.

Restricted Share Units

The actual number of RSUs would be determined by taking the value of the award and dividing it by the average closing price of Teradata common stock for the twenty (20) trading days immediately preceding, but not including, the Equity Effective Date. The result shall be rounded to the nearest whole unit.

The RSUs are expected to vest in full after three years following the Equity Effective Date, subject to your continued employment with Teradata on the vesting date and other terms and conditions set forth in the award agreement for the RSUs. The RSUs will be subject to standard terms and conditions determined by the Committee.

2. **Executive Severance Plan and Change in Control:**
We will recommend to the Committee that you be eligible to participate in the Teradata Executive Severance Plan the "ESP"). We anticipate that you would be designated by the Committee as an eligible Participant in the ESP effective upon the date you begin your employment with Teradata; however, the ESP is subject to amendment or termination by Teradata in accordance with the terms of the plan and your participation in the ESP is subject to your agreement to participate in such plan. A copy of the ESP, as well as the participation agreement, will be provided to you separately.

3. **Tax Matters:**
Notwithstanding any other provision of your offer letter, Teradata may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

4. **Pre-employment Background and Reference Checks:**
This offer of employment is conditioned upon successful completion of a background and reference checks. By accepting this offer and these conditions you will agree to provide Teradata permission to conduct both of these checks and release the results to Teradata designated officials. Following acceptance of the offer you will receive an e-mail with the subject *Action Required to Complete Background Check for Teradata Employment* with a link to initiate the background check process. Please submit your information within three days of receipt of the link.

5. **Legal Proof of Identity and Authorization to Work:**
Pursuant to the terms of the Immigration and Control Act of 1986, your employment is contingent upon providing legal proof your identity and your eligibility to legally work and remain in the United States within three days of the commencement of your employment.

6. **Mutual Agreement to Arbitrate all Employment Related Claims:**
As a condition of employment for any Teradata position, you must read and confirm your agreement to abide by Teradata's *Mutual Agreement to Arbitrate All Employment Related Claims*. By accepting an offer of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Mutual Agreement to Arbitrate Agreement.

7. **Code of Conduct & Conflicts of Interest Certifications:**
Teradata requires that each new associate read the Teradata Values Statement and Code of Conduct and certify his/her reading of it and his/her commitment to comply with it. Teradata also requires that each new associate disclose in writing all actual and potential conflict of interest circumstances which pertain to him/her and certify that he/she has disclosed all conflict of interest circumstances in writing to Teradata. These requirements apply to both new associates who are hired as employees and new associates engaged as individual independent staff contractors. Generally, these certifications should be provided by each new associate within 30 days after his/her start-date. Sometimes a new associate may require more time to provide these certifications (for example, if he/she does not yet have a Teradata computer, Teradata email address, or online access to Teradata networks/systems), in which case he/she may provide the certifications later. But, Teradata policies require that in all events the certifications must be provided by no later than 90 days after the new associate's start-date.

Accepting this Offer of Employment:
By accepting and signing Teradata's offer of employment you certify to Teradata that you are not subject to a non-competition agreement with any company which would preclude or restrict you from performing the position being offered in this letter. We also advise you of Teradata's policy of respecting the intellectual property rights of other companies. You should not bring with you to your Teradata position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information you have acquired from previous employers, customers or in the course of your previous employment while employed by Teradata.

This letter reflects the general description of the terms and conditions of your employment with Teradata, and is not a contract of employment for any definite duration of time. The employment relationship with Teradata is by mutual consent ("Employment at Will"). This means either you or Teradata have the right to discontinue the employment relationship with or without cause at any time and for any reason.

Teradata processes its offers through an electronic portal, and when executing the offer letter through the portal you will confirm that you have read the foregoing information relative to Teradata's conditions of employment and understand that your employment offer is conditioned upon their satisfaction.

Martyn Etherington

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Commuting
Summary of Benefits
for Martyn Etherington

February 7, 2018

You have been offered a position with a work location of the Teradata Corporation ("Teradata" or "Company") office located in San Diego, CA. You are generally expected to work from the San Diego office when you are not otherwise traveling for business. As a result, the Company has offered you and upon acceptance of the employment offer you will be eligible for commuting benefits under Teradata's Relocation Policy. As part of the commuting benefits, you will be provided with the following benefits.

A. Commuting Assistance:
You shall be eligible for Commuting Assistance of up to $4,000 per calendar month the cost of airfare, lodging (including hotel, home or apartment rental/lease) and rental car during your full-time employment. All expenses will either be paid for directly by you and reimbursed upon receipt in accordance with the Company's Travel and Expense Policy, or, if agreed to by the Company, paid directly on your behalf. The Company will not assume, however, any liability for lease agreements.

Taxation:
To the degree the Commuting Assistance and Household Goods Movement and Services meet the terms under the Internal Revenue Service (IRS) relocation/commuting tax codes (including Section 217), payments or reimbursements made for these items may be considered business expenses and therefore not taxable. Based on the current tax law, it is unlikely that your commuting expenses will be considered a business expense, and therefore will be considered taxable income. The Company will have a qualified tax advisor determine the tax requirements and report any taxable income accordingly in the year received as required by applicable law. You shall be responsible for payment of all applicable income tax in connection with such expenses directly paid for by the Company or reimbursed to you by the Company.

Relocation Repayment Agreement:
Upon acceptance of your offer of employment and execution of a Commuting/Relocation Repayment Agreement, your commuting/relocation process will be initiated and, if necessary, a relocation counselor will contact you to discuss your personal commuting/relocation needs. You are required to sign and return a Commuting/Relocation Repayment Agreement (the "Agreement") prior to any commuting/relocation related expenses being reimbursed or remitted on your behalf. In advance of executing this Agreement and speaking with a counselor we ask that you please not incur any commuting/relocation expenses or initiate any relocation plans. All commuting/relocation expenses are recoverable by (due back to) Teradata should you voluntarily leave the Company within ~~two~~ (2) years of your date of hire. By signing this offer letter, you will indicate your agreement to Teradata's stipulations about commuting/relocation expenses.

1 year DM

Martyn Etherington

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Teradata Relocation Repayment Agreement
(Must be Completed and Submitted to Receive Relocation Benefits)

In accordance with the Teradata Relocation Policy, I am eligible to receive relocation benefits. Prior to receiving any reimbursements and/or advances, and as consideration for the payment and/or advancement of expenses, I agree to and understand the following:

If I voluntarily terminate my employment with Teradata within two (2) years from the date of first disbursement of any relocation monies, I will repay 100% of the relocation reimbursements and allowances provided to me, including all expenses which were billed to Teradata.

If I voluntarily cancel my relocation for whatever reason, I will repay all relocation reimbursements and allowances provided during the relocation process, including all expenses which were billed to Teradata.

My expenses will be reimbursed in accordance with the applicable Relocation Reimbursement policy. I will complete the necessary expense forms within thirty (30) days of incurring the expense. If I fail to complete the expense forms on a timely basis I will not be eligible for reimbursement of the expenses.

Any dispute concerning this policy, or the application of the relocation policy or my relocation expenses, will be subject to the Dispute Resolution Policy which exists at the date of my relocation.

This repayment provision does not constitute a contract of employment or a guarantee of employment. This Agreement does not alter or amend the employment-related agreements I have executed. I understand that employment with Teradata is at-will.

Martyn Etherington

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Teradata Corporation
Mutual Agreement to Arbitrate All Employment Related Claims

TERADATA (including all divisions, subsidiaries and related companies) and I hope and anticipate there will not be any difficulties arising during my employment relationship which are not quickly handled through the voluntary internal processes available to TERADATA employees. TERADATA believes strongly almost all employment related disputes are best resolved by open and honest communication. However, in the unlikely event an employment related dispute arises which cannot be resolved informally, and given our mutual desire to establish a speedy, impartial and cost effective way to solve disputes, we mutually agree that, instead of going to court or a jury, we will submit the unresolved matter to final and binding arbitration.

This agreement to arbitrate includes every possible claim (other than workers compensation claims or claims for benefits covered by the Employee Retirement Income Security Act) arising out of or relating in any way to my employment. This includes but is not limited to all claims for any form of illegal discrimination under state or federal law, improper or unfair treatment or dismissal, and all tort claims. I understand that while I still have a right to file a discrimination charge with a state or federal agency, I will submit the final resolution of any discrimination claim to an arbitrator instead of a court or jury.

The arbitration hearing will be conducted by the American Arbitration Association (the "AAA") under the AAA's rules (except as those rules are modified by this Agreement). The hearing will be held in or near the city where I worked with TERADATA. The AAA will provide a list of seven experienced labor or employment law attorneys, licensed to practice law in the state where the arbitration will be held. Both TERADATA and I will have the right to delete up to three arbitrators from the list. The arbitrator selected will make a decision using the substantive law of the state where the claim arose, or federal law where applicable. TERADATA and I will pay our own attorneys fees. To file a claim, I will only be required to pay the equivalent of the fee to file a complaint in a court of local jurisdiction, and Teradata will pay any remaining fees. The arbitrator will have the same full authority to order relief as would a court or a jury. The arbitrator's award may be entered and enforced by any court with jurisdiction.

To help prepare for the arbitration hearing, both TERADATA and I have the right to take the sworn deposition statements of two individuals and, in addition any expert witness expected to testify at the hearing. All documents to be used as exhibits and a list of all potential witnesses will be exchanged at least two weeks in advance of the hearing. No other discovery will be permitted unless the arbitrator finds that a compelling need to do so and the impossibility of conducting a fair hearing without the additional discovery outweighs our desire for a quick and inexpensive resolution of the dispute. The arbitrator may consider and grant prehearing dispositive motions as he/she deems appropriate.

Either TERADATA or I can file a suit in court to compel arbitration and to enforce an arbitration award.

This Agreement is not an employment contract and does not alter in any way the terms of my at-will employment relationship with TERADATA.

Any issue or dispute concerning the interpretation or enforceability of this Agreement shall be resolved by the arbitrator.

If any portion of this Agreement is held to be void or unenforceable, the rest of the Agreement will remain in full force and effect. We intend for this Agreement to be interpreted broadly to allow arbitration of as many disputes as possible.

I had a full opportunity to review this Agreement and I understand its terms. I was also told I could have an attorney review this Agreement.

Our mutual willingness to submit all disputes to arbitration is consideration for this Agreement. As additional consideration, I understand TERADATA requires this Agreement to be signed before I can begin employment at TERADATA.

This is the entire Agreement between Teradata and me relating to arbitration. This Agreement supersedes any other written or oral agreement relating to arbitration. No one at TERADATA has the authority to verbally modify the terms of this Agreement and no written modification will be effective unless it is signed by a TERADATA attorney.

Martyn Etherington

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Teradata Human Resources

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